Exhibit 99.1

United States Natural Gas Fund, LP
Monthly Account Statement
For the Month Ended January 31, 2018

Statement of Income (Loss)

Income
Realized Trading Gain (Loss) on Futures	$103,002,710
Realized Trading Gain (Loss) on Short-Term Investments	(263)
Unrealized Gain (Loss) on Market Value of Futures	(52,265,880)
Dividend Income	13,521
Interest Income	565,329
ETF Transaction Fees	38,000
Total Income (Loss)	$51,353,417

Expenses
General Partner Management Fees	$264,355
Professional Fees	82,214
Brokerage Commissions	182,021
Non-interested Directors' Fees and Expenses	4,163
Prepaid Insurance Expense	2,110
NYMEX License Fee	6,609
SEC & FINRA Registration Expense	14,030
Total Expenses	$555,502
Net Income (Loss)	$50,797,915

Statement of Changes in Net Asset Value

Net Asset Value Beginning of Month 1/1/18	$652,091,733
Additions (9,300,000 Shares)	233,307,350
Withdrawals (21,657,031* Shares)	(541,942,375)
Net Income (Loss)	50,797,915

Net Asset Value End of Month	$394,254,623
Net Asset Value Per Share (15,584,588* Shares)	$25.30

* On January 4, 2018, there was a 1-for-4 reverse share split. The Monthly Account Statement has been adjusted for the period shown to reflect the 1-for-4 reverse share split on a retroactive basis.

To the Limited Partners of United States Natural Gas Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended January 31, 2018 is accurate and complete.

/s/ Stuart P. Crumbaugh

Stuart P. Crumbaugh
Chief Financial Officer
United States Commodity Funds LLC, General Partner of United States Natural Gas Fund, LP

United States Commodity Funds LLC
1999 Harrison Street, Suite 1530
Oakland, CA 94612